Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

Summit Union Life Holdings, LLC

THE INTERESTS OF THE MEMBERS ISSUED UNDER THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE OR THE DISTRICT OF COLUMBIA. NO RESALE OR TRANSFER OF AN INTEREST BY A MEMBER IS PERMITTED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT AND ANY APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND ANY VIOLATION OF SUCH PROVISIONS COULD EXPOSE THE SELLING OR TRANSFERRING MEMBER AND THE COMPANY TO LIABILITY.

Dated as of April 7, 2015

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4.3	Indemnification	18

4.4	Dealing with Members	19

4.5	Use of Company Assets	19

4.6	Designation of Tax Matters Member	19

4.7	OFAC; Not Foreign Person; Not Prohibited Person	20

ARTICLE V. BOOKS AND RECORDS; REPORTS		20

5.1	Books and Records	20

5.2	Availability of Books and Records; Return of Books and Records	20

5.3	Reports and Statements	21

5.4	Accounting Expenses	21

ARTICLE VI. CAPITAL CONTRIBUTIONS, LOANS AND LIABILITIES		21

6.1	Initial Capital Contributions of the Members	21

6.2	Mandatory Additional Capital Contributions	22

6.3	Additional Memberships	22

6.4	Loans	22

6.5	Reimbursements	23

6.6	Capital of the Company	23

6.7	Limited Liability of Members	23

ARTICLE VII. CAPITAL ACCOUNTS, PROFITS AND LOSSES AND ALLOCATIONS		24

7.1	Capital Accounts	24

7.2	General Allocation Rules	25

7.3	Special Allocations	26

7.4	Income Tax Elections	28

7.5	Income Tax Allocations	28

7.6	Transfers During Fiscal Year	29

7.7	Election to be Taxed as Association	29

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7.8	Assignees Treated as Members	29

ARTICLE VIII. DISTRIBUTIONS OF NET OPERATING CASH FLOW AND CAPITAL PROCEEDS		29

8.1	Distributions of Net Operating Cash Flow	29

8.2	Distribution of Capital Proceeds	30

ARTICLE IX. DISPOSITION OF INTERESTS		30

9.1	Permitted Transfers	30

9.2	Limitation on Assignments of Interests by Members	30

9.3	Drag Along Rights	31

9.4	Assignment Binding on Company	31

9.5	Substituted Members	31

9.6	Acceptance of Prior Acts	32

ARTICLE X. DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS		32

10.1	Dissolution	32

10.2	Winding Up	33

10.3	Distribution of Assets	33

ARTICLE XI. AMENDMENTS		34

11.1	Amendments	34

11.2	Additional Members	34

11.3	Documentation	34

ARTICLE XII. INTENTIONALLY OMITTED		34

ARTICLE XIII. MEMBER REPRESENTATIONS AND WARRANTIES		34

13.1	General	34

13.2	Securities Laws Restrictions	34

13.3	Suitability and Understanding of Risk	35

13.4	Representations Concerning the Subsidiaries and the Facilities	35

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13.5	Information	35

13.6	Reliance	36

ARTICLE XIV. MISCELLANEOUS		36

14.1	Further Assurances	36

14.2	Notices	36

14.3	Headings and Captions	37

14.4	Variance of Pronouns	37

14.5	Counterparts	37

14.6	Governing Law; Dispute Resolution	38

14.7	Partition	38

14.8	Invalidity	38

14.9	Successors and Assigns	38

14.10	Entire Agreement	38

14.11	Waivers	38

14.12	No Brokers	39

14.13	Confidentiality	39

14.14	No Third Party Beneficiaries	39

14.15	Power of Attorney	39

14.16	Invalidity	39

14.17	Construction of Documents	40

14.18	REIT Limitations	40

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THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Summit Union Life Holdings, LLC, a Delaware limited liability company (the “Company”) is entered into effective as of April 7, 2015 (the “Effective Date”), by and among Summit Healthcare Operating Partnership, a Delaware limited partnership (“Summit”), and Best Years LLC, a Delaware limited liability company (“Union Life”).

RECITALS

WHEREAS, pursuant to the Certificate of Formation of the Company filed in the office of the Delaware Secretary of State on January 26, 2015 the Company was formed as a limited liability company under the Delaware Limited Liability Company Act; and

WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth and agreeing upon their respective rights, duties and responsibilities with respect to the management and affairs of the Company and memorializing certain other agreements between them with respect to the Company and their interests therein;

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, the contributions to the capital of the Company made and to be made hereunder, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions As used in this Agreement, the following terms have the meanings set forth below, which meanings will be applicable equally to the singular and plural of the terms defined:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended from time to time.

“Adjusted Basis” means the basis for determining gain or loss for federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4) (reasonably expected adjustments for depletion allowances), 1.704-1(b)(2)(ii)(d)(5) (certain other reasonably expected allocations of loss or deduction), and 1.704-1(b)(2)(ii)(d)(6) (reasonably expected distributions) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and will be interpreted consistently therewith.

“Affiliate” means a Person, which controls, is controlled by, or is under common control with another Person. For the purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing. A Person will not be deemed to be under common “control” with another Person solely based on the fact that one or more Person(s) serve as a director of both Persons.

“Affiliate Guaranties” or “Affiliate Guaranty” means a customary indemnity or carve-out guaranty, (or guaranties) or similar limited recourse undertakings (that may spring into full recourse in certain limited carve-out events) made by Summit Guarantor (“Lender Guaranty”) for the benefit of a Lender relating to a Financing (including, without limitation, with respect to each Facility (a) a recourse liabilities guaranty made by Summit Guarantor for the benefit of the Lender, dated as of the date hereof; and (b) an environmental indemnity agreement, as applicable, made by Summit Guarantor and/or the Subsidiary for the benefit of Lender, dated as of the date hereof) or under any future refinancing.

“Agreement” means this Limited Liability Company Agreement of the Company, as it may hereafter be amended or modified from time to time.

“Assignee” means a Person to whom an Interest has been transferred in accordance with this Agreement and who has not been admitted as a Member.

“Bankruptcy” means, with respect to the affected party, (a) the entry of an order for relief under the Bankruptcy Code, (b) the admission by such party of its inability to pay its debts as they mature, (c) the making by it of an assignment for the benefit of creditors, (d) the filing by it of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (e) the application by such party for the appointment of a receiver for the assets of such party, (f) the filing of an involuntary Bankruptcy petition against it that is not dismissed for 60 or more days, or (g) the imposition of a judicial or statutory lien on all or a substantial part of its assets. With respect to a Member, this definition of Bankruptcy supersedes the definition of Bankruptcy set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Business Day” means any day other than (a) a Saturday or Sunday and (b) a day on which federally insured depositary institutions in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Account” when used in respect of any Member means the Capital Account maintained for such Member in accordance with Section 7.1, as said Capital Account may be increased or decreased from time to time pursuant to the terms of Section 7.1.

“Capital Call” means any written notice given to the Members pursuant to Article VI, in accordance with the requirements of Section 14.2, requesting a Capital Contribution that is required to be made by the Members pursuant to said Article VI.

“Capital Contribution” when used with respect to any Member, means (i) the initial Capital Contribution of such Member as set forth on Schedule 6.1 attached hereto, and (ii) any additional capital contributed to the Company by such Member (and, for clarification, will not include any consideration paid by a Member to another Member for its Interest).

“Capital Proceeds” means funds of the Company arising from a Capital Transaction, net of the actual costs incurred by the Company with third parties in consummating the Capital Transaction.

“Capital Transaction” means any of the following: (a) a sale, exchange, transfer, assignment or other disposition of all or a portion of a direct or indirect interest (i.e., equity in a subsidiary) in any Company Asset other than (i) tangible personal property that is not sold or transferred in connection with the sale or transfer of real property or (ii) a leasehold interest in real property that is otherwise sold or transferred in the ordinary course of business; (b) any condemnation or deeding in lieu of condemnation of all or a portion of any Company Asset used for restoration of any Facility; (c) any financing or refinancing of any Company Asset; (d) the receipt of proceeds due to any fire or other casualty to any Company Asset; and (e) any other transaction involving a Company Asset, the proceeds of which, in the Manager’s sole discretion, are considered to be capital in nature. For purposes of distributions under Section 8.2, net proceeds from a Capital Transaction will only include those distributions to be made to the Members under this Agreement after any third party payments relating to the Capital Transaction have been made.

“Carrying Value” means, with respect to any asset, the Adjusted Basis of the asset, except as follows:

(a)          The initial Carrying Value of an asset contributed by a Member to the Company will be the fair market value of the asset, as determined and agreed upon by the Members at the time the asset is contributed;

(b)          The Carrying Values of the Company’s assets will be adjusted to equal their respective fair market values, as determined by the Company’s Manager pursuant to GAAP, in consultation with the Company’s certified public accountant as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Assignee or Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member or an Assignee of more than a de minimis amount of property as consideration for all or part of a Member’s Interest or an Assignee’s economic rights; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); but adjustments pursuant to clauses (i) and (ii) above will be made only if the Company’s Certified Public Accountant, pursuant to GAAP, reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)          The Carrying Value of an asset of the Company distributed to a Member will be adjusted to equal the fair market value of the asset on the date of distribution as determined by the Manager; and

(d)          The Carrying Values of the Company’s assets will be increased (or decreased) to reflect any adjustments to the Adjusted Basis of those assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-l(b)(2)(iv)(m); but the Carrying Values will not be adjusted pursuant to this clause (d) to the extent the Manager determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d).

If the Carrying Value of an asset is determined or adjusted pursuant to clauses (a), (b) or (d), such Carrying Value will thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profit and Loss.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on January 26, 2015 as the same may hereafter be amended and/or restated from time to time.

“Claim” means any claim or demand for payment made by a Lender to a Summit Guarantor under any of the Affiliate Guaranties.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provision(s) of succeeding law.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company or the assets of a Subsidiary of the Company and any property acquired in exchange therefor or in connection therewith.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

“Confidential Information” has the meaning set forth in Section 14.13.

“Costs” has the meaning set forth in Section 4.3(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its Adjusted Basis at the beginning of the Fiscal Year, Depreciation will be an amount which bears the same ratio to the beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for the Fiscal Year bears to such beginning Adjusted Basis; but if the Adjusted Basis of an asset at the beginning of a Fiscal Year is zero, Depreciation will be determined with reference to the beginning Carrying Value using any reasonable method selected by the Tax Matters Member.

“Disposition Period” means the period commencing upon the expiration of the Lockout Period and ending on the eighth anniversary of the Effective Date, provided, that the Disposition Period may be extended for additional one (1) year periods by the Manager with the unanimous consent of the Members.

“Effective Date” has the meaning set forth in the Preamble.

“Facilities” means the facilities listed on Schedule 1.1, which schedule may be amended from time to time as additional Facilities are acquired by the Company or its Subsidiaries, and will include all real property, including, without limitation, the Improvements and related personal property comprising such Facilities and owned by each Subsidiary.

“Facility Documents” means all agreements relating to the Facilities.

“Financing” means mortgage indebtedness obtained to fund acquisition and/or refinancing of the Facilities and/or any other facilities acquired by the Company or any Subsidiary from time to time, as evidenced by a Loan Agreement and certain additional Loan Documents made by the respective Subsidiary. Financing shall include any mortgage indebtedness secured by any Facility existing as of the date of this Agreement and any new mortgage indebtedness secured by any Facility as may be obtained by the Company or any Subsidiary from time to time. The Financing is sometimes referred to herein as the “Refinancing.”

“Fiscal Year” means the fiscal year of this Company, which will be the calendar year; provided that the first Fiscal Year of the Term will commence on the Effective Date and will end on the last day of the calendar year in which the Effective Date occurs and the last Fiscal Year of the Term will end on the last day of the Term and will commence on the first day of the calendar year in which such last day occurs.

“GAAP” means generally accepted accounting principles in the United States of America.

“HUD” means the United States Department of Housing and Urban Development.

“Improvements” means all structures and buildings located on the Properties.

“Independent Accountant” means an accounting firm jointly agreed upon by the Members.

“Indemnified Person” has the meaning set forth in Section 4.3(a).

“Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. For purposes of clarity, the Interest of Summit will include Summit’s rights and obligations as Manager hereunder.

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“Lender” means each bank or other financial institution that provides debt funding to one or more of the Subsidiaries for acquisition or refinancing of the Facilities.

“Lien” means any mortgage, deed of trust, deed to secure debt, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting real or personal property, or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having a similar economic effect to any of the foregoing, the filing of any financing statement or other similar instrument under the UCC or any comparable law of any jurisdiction, domestic or foreign, and mechanics’, materialmen’s and any other similar lien or encumbrance).

“Loan Agreement” means that any loan agreement entered into by the Company or any of its Subsidiaries to acquire or refinance the Facilities or any other facility acquired by the Company from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Documents” mean any and all documents supplemental to a Loan Agreement entered into by the Company or any of its Subsidiaries in connection with the acquisition or refinancing of any of the Facilities or any other facility acquired by the Company from time to time.

“Lockout Period” has the meaning set forth in Section 9.3.

“Major Decision” means any action or decision with respect to the Company that relates to (i) the sale, exchange, transfer, or conveyance all or substantially all of the assets of the Company, (ii) the sale, exchange, transfer or conveyance of the voting interests in any Subsidiary or all or substantially all of the assets of a Subsidiary, (iii) the commencement of any Bankruptcy proceeding by the Company or any Subsidiary, (iv) the reorganization, consolidation or merger of the Company or any Subsidiary with any other entity, (v) the dissolution of the Company or any Subsidiary, (vi) the acquisition of any additional Facility by the Company or any Subsidiary, including a newly formed Subsidiary, or (vii) the amendment of this Agreement, except as otherwise provided for in Section 11.1 hereof.

“Majority Vote” means the vote, consent or approval of Members holding more than fifty percent (50%) of the Membership Interests at the time that the vote takes place or the approval or consent is sought.

“Manager” means the person or entity selected to manage the daily affairs of the Company as set forth in Section 3.1.

“Management Fee” has the meaning set forth in Section 3.5(a).

“Member” means each of Summit and Union Life, and any Substituted Member who is admitted as a member of the Company after the Effective Date as permitted by this Agreement.

“Member Minimum Gain” means the amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” set forth in Regulations Section 1.704-2(i)(1) and (2). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Regulations Section 1.704-2(i)(2).

"Membership Interests" means a Member's aggregate rights in the Company, including, without limitation, such Member’s share of the profits and losses of the Company, the right to receive distributions from the Company and the right to vote, approve and participate in the management of the Company.

“Net Operating Cash Flow” for any calendar quarter or Fiscal Year (or portion thereof) of the Company, means (a) the sum of (i) net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus (ii) depreciation and amortization on real estate assets, plus (iii) impairment charges recorded, less (b) any cash reserves the Manager reasonably determines may be required for the working capital, capital expenditures and future needs of the Company or any Subsidiary.

“Non-Discretionary Items” means, with respect to the Company and to each of the Subsidiaries, (i) real estate taxes, (ii) insurance premiums, (iii) regular payments of debt service and any reserve amounts due under any Financing or any future refinancing thereof (but excluding the principal amount of such indebtedness at the maturity date of such Financing, as the same may be accelerated), (iv) amounts necessary to pay judgments or Liens against (a) the Company, (b) a Subsidiary or (c) any of the Company Assets, (v) any amounts required to be withheld pursuant to Section 1446 of the Code (or similar provisions of state or local law), and (vi) amounts currently due and payable, or to become due and payable within thirty (30) days, under any leases, service contracts or other agreements or contractual obligations (to the extent not entered into in violation of this Agreement) to which the Company or a Subsidiary is a party or obligor, whether or not the same are categorized for accounting purposes as ordinary operating expenses or capital improvements.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Section 1.704-2(c) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

“OFAC” has the meaning set forth in Section 4.7.

“Organizational Document” means, with respect to any Person: (a) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (b) in the case of a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts, statement of qualification or similar arrangements applicable to any of its partnership interests; (c) in the case of a limited liability company, such Person’s certificate of formation or articles of organization, limited liability company operating agreement or other document affecting the rights of holders of limited liability company interests; or (d) in the case of any other legal entity, such Person’s organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

“Partially Adjusted Capital Account” means, with respect to any Member for any Fiscal Year, the Capital Account balance of such Member at the beginning of such period, adjusted as set forth in the definition of Capital Account for all contributions and distributions during such period and all special allocations pursuant to Section 7.3 with respect to such period but before giving effect to any allocation with respect to such period pursuant to Section 7.2.

“Percentage Interest” means, with respect to any Member, the percent of a Member’s ownership of the Company as listed for each Member in Schedule 6.1, as the same may be adjusted pursuant to the terms of this Agreement.

“Permitted Transfer” has the meaning set forth in Section 9.1.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Prohibited Person” has the meaning set forth in Section 4.7.

“Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(e)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to such taxable income or loss;

(f)          Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from such taxable income or loss;

(g)          In the event the Carrying Value of any Company Asset is adjusted pursuant to subparagraph (b) or subparagraph (c) of the definition of Carrying Value herein, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(h)          Gain or loss resulting from any disposition of a Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Carrying Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value;

(i)          In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the terms of this Agreement; and

(j)          Notwithstanding any other provision of this Agreement, any items which are specially allocated pursuant to Section 7.3 will not be taken into account in computing Profits or Losses. In addition, any items which are specially allocated pursuant to Sections 7.2(a) or 7.2(b) will not be taken into account in computing Profits and Losses for purposes of Section 7.2(c).

“Property” means the real property owned by any Subsidiary and upon which each Facility has been constructed.

“Purchase Price” means the purchase price for each Facility, as set forth on Schedule 1.1 attached hereto.

“REIT” means Summit Healthcare REIT, Inc., a Maryland corporation.

“Regulations” means the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Return” means the annual non-compounding return on each Member’s Total Capital Contribution, as more fully set forth in Section 8.1(a).

“Subsidiary” means any entity in which the Company holds any ownership interests, whether directly or indirectly through one or more Persons and formed for the purpose of holding title to the Facilities.

“Substituted Members” means any Person admitted to the Company as a Member pursuant to the provisions of Section 9.7.

“Summit” has the meaning set forth in the preamble of this Agreement, and will include any of its assignees or transferees to the extent permitted in this Agreement, but only so long as any such Person continues in its capacity as a Member in the Company.

“Summit Guarantor” means Summit Healthcare REIT, Inc. or another Affiliate of Summit acceptable to the Lender.

“Summit Person” means Summit or an Affiliate of Summit.

“Summit Recourse Claim” means a Claim made under an Affiliate Guaranty to the extent resulting from gross negligence, willful misconduct or fraud of Summit or any Affiliate of Summit.

“Target Capital Account” means, with respect to any Member for any Fiscal Year or other period, an amount (which may be either a positive or negative balance) equal to (a) the hypothetical distribution (if any) such Member would receive if all Company Assets, including cash, were sold for cash equal to their Carrying Values (taking into account any adjustments to Carrying Values for such period), all Company liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability of the Company, to the Carrying Values of the assets securing such liability), and the net proceeds of such sale to the Company (after satisfaction of said liabilities) were distributed in full pursuant to Section 10.3 on the last day of such period, minus (b) the sum of (i) such Member’s share of Company Minimum Gain and Member Minimum Gain immediately prior to such deemed sale, plus (ii) the amount, if any, which such Member is obligated to contribute to the capital of the Company pursuant to the terms of this Agreement as of the last day of such period (but only to the extent such capital contribution obligation has not been taken into account in determining such Member’s share of Member Minimum Gain).

“Tax Matters Member” means the Manager.

“Term” has the meaning set forth in Section 2.2.

“Third Party Costs and Expenses” means, with respect to each Claim made against a Summit Guarantor, the reasonable third party costs and expenses actually incurred by a Summit Guarantor in connection with such Claim, including, without limitation, reasonable costs and expenses (including legal fees and expenses) of settlement discussions, litigation, arbitration, mediation or other proceedings relating to the Claim.

“Total Capital Contribution” means, with respect to any Member, the Initial Capital Contributions, plus all additional Capital Contributions made by such Member and less any Capital returned to such Member pursuant to Section 8.2(b).

“Transfer” means, with respect to a specified interest, any transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any sort, voluntary or involuntary, whether by operation of law or otherwise, of all or any portion of such interest, or any agreement or arrangement to do any of the foregoing.

“Transfer Expenses” mean any customary transaction expenses in connection with a sale of a Facility, including, without limitation, brokerage commissions, transfer taxes, loan prepayment fees and other costs, to the extent the same are saved in the proposed Transfer between the Members; such expenses to be reasonably determined by an independent accountant of the Company in a manner consistent with then customary market practices for properties similar to such Facility and to be allocated equitably among the Members in accordance with their Percentage Interests.

“UCC” means the Uniform Commercial Code as in effect in the State of Delaware, as amended from time to time, or any corresponding provision(s) of succeeding law.

“Union Life Person” means Union Life or an Affiliate of Union Life.

“Union Life Recourse Claim” means a Claim made under an Affiliate Guaranty to the extent resulting from gross negligence, willful misconduct or fraud of Union Life or any Affiliate of Union Life.

1.2          General Interpretive Principles.

(a)          All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.

(b)          Unless otherwise specified, the words hereof, herein and hereunder and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)          If the context requires, the use of any gender will also refer to any other gender, and the use of either number will also refer to the other number. The word including is not exclusive; if exclusion is intended, the word comprising is used instead. The word or will be construed to mean and/or unless the context clearly prohibits that construction.

(d)          All terms that are defined by the UCC have the same meanings assigned to them by the UCC, unless (and to the extent) they are varied by this Agreement.

(e)          All accounting terms not specifically defined have the meanings determined by reference to GAAP.

(f)          Unless the context prevents this construction, a reference to a Facility will be construed to refer to all or any portion of that Facility.

(g)          The term mortgage means a mortgage, deed of trust, deed to secure debt or similar instrument, as applicable, and mortgagee means the secured party under a mortgage.

(h)          The term deemed means conclusively presumed. The absence of a conclusive presumption does not mean that a particular circumstance does not exist or that a particular condition is not satisfied; it just means that there is no conclusive presumption.

(i)          The term presumed means presumed subject to rebuttal and the burden of proof is on the Person seeking to rebut the fact presumed.

(j)          All yields and interest rates will be calculated on a the basis of a 360-day year.

(k)          Any consent required by a Member that is described in this Agreement as not to be unreasonably withheld means that such consent will not be unreasonably withheld, conditioned or delayed.

ARTICLE II.
THE COMPANY AND ITS BUSINESS

2.1          Company Name. The business of the Company will be conducted under the name of “Summit Union Life Holdings, LLC” in the State of Delaware and under such name or such assumed names as the Manager deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

2.2          Term.  The term of the Company has commenced on the date of the filing of the Certificate of Formation with the State of Delaware and will continue in full force and effect until it is dissolved and its affairs wound up in accordance with the terms of this Agreement and the applicable provisions of the Act (“Term”).

2.3          Filing of Certificate and Amendments.  The Certificate of Formation was filed with the Secretary of State of the State of Delaware. The Manager hereby agrees to cause the execution and filing of any required amendments to the Certificate of Formation and will do all other acts requisite for the constitution of the Company as a limited liability company pursuant to the laws of the State of Delaware or any other applicable law.

2.4           Business; Scope of Members’ Authority.

 (a)          The Company is formed for the purpose of owning, improving, leasing, and operating through one or more Subsidiaries, those skilled nursing, assisted living, memory care, senior independent living, and other similar Facilities located in the United States which are identified on Schedule 1.1 hereto (as may be amended from time to time), and engaging in any and all lawful activities necessary or incidental to the foregoing as the Manager may from time to time designate.

 (b)          Except as otherwise expressly and specifically provided in this Agreement, no Member has the authority to bind, to act for, or to assume any obligation or responsibility on behalf of, the Company or any other Member. Neither the Company nor any Member will, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date of this Agreement, except, as to the Company, as to those joint responsibilities, liabilities, indebtedness, or obligations expressly assumed by the Company as of the Effective Date or incurred after the Effective Date pursuant to and as limited by the terms of this Agreement.

2.5           Principal Office; Registered Agent.  The principal office of the Company will initially be at the offices of Summit at 2 South Pointe Drive, Suite 100, Lake Forest, California 92630 or such other place as the Manager may from time to time determine. The registered agent and the registered address, respectively, of the Company will be CT Corporation, 1209 Orange Street, Wilmington, Delaware. The Manager may elect to change the Company’s registered agent and the Company’s registered and principal offices by complying with the relevant requirements of the Act.

2.6           Authorized Persons.  The Person who executed, delivered and filed the Certificate of Formation with the Office of the Delaware Secretary of State is an authorized person within the meaning of the Act, and upon the filing of the Certificate of Formation with the Office of the Delaware Secretary of State, his or her powers as an authorized person ceased. The Manager is hereby designated as an “authorized person” within the meaning of the Act. Any one of such authorized persons is hereby authorized to execute, deliver and file any other certificates or documents (and any amendments and/or restatements thereof) on behalf of the Company. The existence of the Company as a separate legal entity will continue until cancellation of the Certificate of Formation as provided in the Act.

2.7           Organization Expenses.  Each Member will bear the costs of its own legal counsel and other professional advisors in connection with the negotiation of this Agreement. Those out-of-pocket expenses that have been incurred in connection with the acquisition or refinancing of the Facilities by or on behalf of the Company or a Subsidiary by a Summit Person or a Union Life Person on or prior to the Effective Date and are listed on Schedule 2.7 will be expenses of the Company and reimbursed out of the Initial Capital Contributions of the Members.

ARTICLE III.
MANAGEMENT OF COMPANY BUSINESS

3.1          Appointment of Manager.  REIT will be the initial Manager of the Company with the rights and responsibilities set forth in this Agreement. The rights of the Manager may not be assigned to any other Person whether voluntarily or by operation of law. The duties of the Manager may not be delegated to any other Person whether voluntarily or by operation of law. In the event for any reason whatsoever that there is no acting Manager, then a Manager will be elected by a Majority Vote of the existing Members. Nothing in the preceding sentence is intended to prohibit or restrict the Manager from engaging a Summit Person, a Union Life Person, accountants, lawyers and other professional and independent service providers for the purpose of performing services for the Company.

3.2           Duties of Manager.  Subject to Section 3.6 below, the Manager has the authority and the duty to manage the day-to-day business and affairs of Company and the Subsidiaries and implement the purposes of the Company in accordance with the terms of this Agreement acting in a prompt and businesslike manner, and exercising such care and skill as a prudent owner with sophistication and experience in owning, operating and managing facilities similar to the Facilities would exercise in dealing with its own facilities. The Manager will devote such time to the Company and its business as is reasonably necessary to conduct the operations of the Company and to carry out the Manager’s responsibilities. Subject to Section 3.6, the Manager has the following rights and authority to act on behalf of the Company, at its full discretion and without the further act, vote, or approval of any Member:

(a)          To enter into HUD-insured Financings of the Facilities listed on Schedule 1.1 on behalf of the Subsidiaries named on Schedule 3.2 upon terms no less favorable than those set forth in the models previously approved by the Members and attached hereto as Exhibit A and upon such other terms and conditions as Manager, in its reasonable discretion deems necessary or appropriate.

(b)          In connection with any Financing described in Section 3.2(a) above or any other Financing or borrowing of funds approved by a Majority Vote of the Members, to execute and to deliver for and on behalf of the Company any promissory notes, deeds of trust, mortgages, security agreements, financing statements, assignments of leases, master leases, conveniences leases, or other instruments required or advisable in connection with any Financings, conveyances, mortgages, pledges, or hypothecations.

(c)          To execute any contracts on behalf of the Company; provided any approvals of any such contracts (if any) as may be required pursuant to Section 3.6 shall have been obtained.

(d)          To prepare, or have prepared, and file any state or federal tax return.

(e)          To make any tax elections to be made by the Company.

(f)          To pay all taxes, assessments, rents, and other impositions applicable to the assets of the Company and undertake when appropriate any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions.

(g)          To form a Subsidiary in connection with the acquisition of any additional Facility approved by the Members.

(h)          To collect revenues generated by the Company and to pay all expenses of the Company as permitted under this Agreement.

(i)          To establish, maintain and draw upon checking, savings and other accounts in the name of the Company as provided in Section 3.4.

(j)          To use a trade name in the operation of the Company.

(k)          To enter into, or cause the Subsidiaries to enter into, all Facility Documents, provided any approvals of the Members (if any) as may be required pursuant to Section 3.6 shall have been obtained.

(l)          To hire, terminate the hiring of, supervise, and compensate such persons, firms, or corporations for and in connection with the business of the Company and the management, and any approved financing, refinancing, sale, exchange, or other disposition of the Facilities as Manager, in its reasonable discretion, deems necessary or desirable; provided that any employment of persons that are direct employees of the Company or any Subsidiary shall require a Majority Vote.

(m)          To take all actions reasonably necessary to cause the tenants of each of the Facilities to maintain in full force and effect all licenses, permits, approvals and insurance required for the ownership, operation and maintenance of the Facilities.

(n)          To pay any debts and other obligations of the Company, including amounts due under Financings and other loans to the Company and costs of operating the Company.

(o)          To take all other actions reasonably necessary to implement the purposes of the Company, including without limitation to manage the Company Assets.

(p)          To do any and all of the foregoing upon such terms and conditions as the Manager in its reasonable discretion determines to be necessary, desirable or appropriate, except as otherwise provided in this Agreement.

3.3          Specific Duties of Manager.

(a)          The Manager shall provide to each Member a monthly dashboard for each Facility showing the results of operations for the Facility for the preceding month and the rent coverage ratio as set forth in the operating lease for a trailing 3-month period, shall present to the Members a written corrective plan of action with respect to a Facility, in the event the tenant of such Facility does not meet the Facility’s rent coverage ratio as set forth in the operating lease of such Facility, and, upon written request (which writing may be an e-mail) of either Member, a written corrective plan of action for any Facility if the tenant does not meet with required rent coverage ratio for any 3-month trailing period.

(b)          Subject to Majority Vote, from and after the commencement of the Disposition Period, the Manager shall endeavor to dispose of the Company Assets promptly and in an orderly fashion.

3.4          Bank Accounts.  The Company will maintain separate bank accounts in such banks as the Manager may designate exclusively for the deposit and disbursement of the funds of the Company. All funds of the Company will be promptly deposited in such accounts. The Manager from time to time will authorize signatories for such accounts. The Manager shall provide to each Member, promptly upon receipt, copies of the monthly bank statements for all bank accounts maintained by the Company or its Subsidiaries and shall respond, within five (5) days following receipt of any Member inquiry, to questions concerning any account activity.

3.5          Manager Compensation; Reimbursement for Costs and Expenses.

(a)          The Manager or its designee shall be paid the following amounts in connection with its performance of its obligations under this Agreement

(i)          Acquisition Fee. A one-time fee equal to one percent (1%) of the Purchase Price of each of the Facilities described on Schedule 1.1 hereto, which shall be payable directly by Union Life to Summit Healthcare Asset Management, LLC, a Delaware limited liability company, upon full execution of this Agreement. The amount paid by Union Life for the initial Acquisition Fee shall not be treated as part of Union Life’s Initial Capital Contribution, but shall instead be a direct expense of Union Life. The Acquisition Fee payable upon the acquisition of any additional Facility by the Company or a Subsidiary shall be paid by the Company.

(ii)         Management Fee. An annual fee equal to one quarter percent (0.25%) of the Purchase Price of each Facility, payable quarterly to Summit Healthcare Asset Management, LLC , a Delaware limited liability company throughout the term of the Company (the “Management Fee”). In addition to the Management Fee, Manager shall be entitled to reimbursement by the Company or the applicable Subsidiary of actual out-of-pocket expenses, not to exceed $10,000 per year per Facility, reasonably incurred by the Manager in overseeing the operation of the Company and the Subsidiaries. An itemized list of Manager’s actual out-of-pocket expenses shall be provided to each Member at the end of each Fiscal Year. Manager’s overhead and general administrative expense, including employee compensation, shall be included in the Management Fee.

(b)          The Manager will fix the amounts, if any, which the Company will reimburse each Member for any costs and expenses incurred by such Member on behalf and for the benefit of the Company; provided, however, that except as otherwise provided herein or in any separately-executed agreement relating to the business and operation of the Company, no overhead or general administrative expenses of any Person other than the Company itself will be allocated to the operation of the Company.

3.6          Limitations on Authority of Manager.

(a)          All Major Decisions will require the unanimous written approval of all Members, which approval will be in the sole discretion of each Member. If a dispute or deadlock arises with respect to a Major Decision, the Members will attempt to resolve such dispute during a sixty (60) day meet, confer and cooling off period (the “Cooling Off Period”). In the event the parties are unable to resolve a deadlock with regard to a Major Decision, the Major Decision shall be deemed denied.

(b)          Without a Majority Vote of the Members, Manager does not have the right or power to do any of the following:

(i)          Remove the property manager and/or tenant or operator of any Facility or to enter into an agreement with a replacement property manager and/or tenant or operator;

(ii)         Incur new Financing or otherwise borrow any monies on behalf of the Company or any Subsidiary after the date of this Agreement; provided such limitation shall not apply to any acquisition Financing of any of the Facilities listed on Schedule 1.1 which have not been acquired by a Summit Affiliate as of the Effective Date or HUD Refinancing for any Facility identified in Section 3.2(a) hereof;

(iii)        Make Capital Calls for any purpose other than as required to fund Non-Discretionary Items owing by the Company or any Subsidiary;

(iv)        Approve on behalf of a Subsidiary any change in the permitted Healthcare Use of any of the Facilities, as defined in the Facility Documents in effect as of the Effective Date;

(v)         Approve on behalf of a Subsidiary any proposed assignment of the tenant’s or operator’s interest in a Facility or an indirect change in the ownership of any such tenant or operator;

(vi)        Approve on behalf of a Subsidiary any alterations which require the owner’s approval under the terms of the lease or operator agreement for any Facility;

(vii)       Enter into any contract or agreement with any individual or entity affiliated with Summit or with Manager to provide services to the Company or any of the Subsidiaries or otherwise pertaining to the conduct of the business of the Company or any Subsidiary;

(viii)      Enter into any contract or agreement with any individual or entity unrelated to either Summit or Manager requiring payments in excess of (1) Ten Thousand Dollars ($10,000) for any one contract or agreement in the aggregate over the term of the contract or agreement or (2) Twenty Thousand Dollars ($20,000) for one or more contracts or agreements in the aggregate at any one time per Facility, but excluding from such requirement any contract or agreement with respect to the day to day operation of, or the audit of any records of, the Company or any Subsidiary and any otherwise permitted Financings; or

(ix)         Take any other action with respect to which this Agreement provides that a Majority Vote is required.

(c)          The Members hereby agree to provide written approval or disapproval of any such actions that require a Majority Vote, as set forth in this Section 3.6, as follows: (i) within ten (10) business days of the Manager’s request for such approval with respect to any actions that do not involve the wiring of funds by Union Life out of China, and (ii) within fifteen (15) business days of the Manager’s request for such approval with respect to any actions that do involve the wiring of funds by Union Life out of China. The Members may mutually agree to extend such ten (10) or fifteen (15) business day period, as applicable. In the event a Member fails to provide its disapproval within the applicable time periods set forth in this Section 3.6(c)(i), the action requiring a Majority Vote shall be deemed to have been approved by such Member. In the event a Member fails to provide its disapproval within the applicable time periods set forth in this Section 3.6(c)(ii), the action requiring a Majority Vote shall be deemed to have been disapproved by such Member.

3.7          Liability of Manager. Manager will not be liable or accountable, in damages or otherwise, to the Company or to any Member (i) for any error of judgment or for any mistakes of fact or law or for anything which it may do or refrain from doing hereafter in connection with the business and affairs of the Company except in the case of willful misconduct or gross negligence or (ii) for the return of any Member’s capital contribution.

3.8          Removal of Manager. Notwithstanding any other provision in this Agreement, the REIT cannot be removed as Manager except in accordance with this Section 3.8. Subject to approval, as applicable, of the Lenders, REIT may be removed or expelled as Manager by a Majority Vote of the Members, if:

(a)          REIT is guilty of fraud or intentional misconduct;

(b)          REIT has handled the affairs of the Company or any Subsidiary in a grossly negligent manner or has abused its authority with respect to any material matter, including without limitation misappropriation of funds of the Company, breach or violation of law materially adversely affecting Union Life’s Interest or the occurrence of a material default under any Financing caused by Manager or having a material adverse effect on the Company, other than as a result of a lack of Company funds to satisfy the Company’s obligations under such Financing;

(c)          The bankruptcy or voluntary or involuntary dissolution of REIT;

(d)          Summit or a Summit Affiliate is no longer a Member; or

(e)          Kent Eikanas is no longer the President of REIT or otherwise actively involved in the day to day management of REIT, and the REIT has failed to replace Kent Eikanas with another person with similar qualifications within six (6) months after the disassociation of Kent Eikanas.

In no event will REIT be removed if, following such removal, it or any of its officers remain liable as a guarantor or other surety on or in respect to any Financing of the Company or its Subsidiaries.

3.9          Other Activities of the Manager. Manager is free to engage in, to conduct, or to participate in any business or activity whatsoever, including, without limitation, the acquisition, development, management, and exploitation of real property and senior care communities, without any accountability, liability, or obligation whatsoever to the Company or to any Member, even if such business or activity competes with or is enhanced by the business of the Company. Manager is not obligated to present any investment opportunity or any prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company; provided, however, that neither Manager nor any of its Affiliates shall acquire an assisted living and/or skilled nursing facility within a twenty (20) mile radius of any of the Facilities without first offering the opportunity to the Company. Upon receipt of a notice of any such acquisition opportunity, the Members by a Majority Vote shall accept or reject the opportunity within ten (10) Business days of such notice. If the Members fail to accept the opportunity within the time period set forth herein, the Manager is free to acquire the facility at any time.

ARTICLE IV.
RIGHTS AND DUTIES OF MEMBERS

4.1          Members Will Not Have Power to Bind Company.  Except as set forth in Section 3.2, in its capacity as Manager (if applicable), no Member, acting solely in its capacity as a Member, will transact business for the Company nor will any Member, acting solely in its capacity as a Member, have the power or authority to sign, act for or bind the Company.

4.2          Other Activities of the Members.

(a)          Each of the Members acknowledges that the Members will continue to pursue their separate business opportunities outside of the Company and the Facilities. Except as otherwise provided in Section 3.9 above, each Member is free to pursue all such activities and may engage in or possess an interest in any other business venture or ventures of any nature and description and in any vicinity whatsoever, independently or with others, including, without limitation, the ownership, development, financing, leasing, operation, management, syndication, brokerage, subdivision or sale of real property, facility and related services and related services, and neither the Company nor any other Member has any rights in and to such independent ventures or to income or profits derived therefrom.

(b)          Each Member may engage or invest in any other activity or venture or possess any interest therein independently or with others. Except as otherwise provided in Section 3.9 above, none of the Members, the Company or any other Person employed by, related to or in any way affiliated with any Member or the Company has any duty or obligation to disclose or offer to the Company or the other Members, or obtain for the benefit of the Company or the other Members, any other activity or venture or interest not made with respect to the Company or any Facility. None of the Company, the Members, the creditors of the Company or any other Person having any interest in the Company has any claim, right or cause of action against any Member or any other Person employed by, related to or in any way affiliated with, any Member (i) by reason of any direct or indirect investment or other participation, whether active or passive, in any such activity or venture or interest therein, or (ii) any right by reason of any such activity or venture or interest therein or the income or profits derived therefrom.

4.3          Indemnification.

(a)          To the fullest extent permitted by law, the Company will defend, indemnify and hold harmless the Members or Manager, or any of their directors, officers, members, stockholders, employees, or other Persons directly involved in the management of the Company (an “Indemnified Person”) against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees and costs (collectively, “Costs”) involved in any threatened, pending or completed action, proceeding or investigation, arising out of the operations of the Company or any Subsidiary to which such Indemnified Person may become subject in connection with any matter arising out of or in connection with any claims brought against the Indemnified Person, including without limitation claims by any governmental entity, relating to the Company or the operation of the Company Assets, except to the extent that any such Costs result from the gross negligence, fraud, or willful misconduct of such Indemnified Person.  The Company will periodically reimburse such Indemnified Person for its reasonable legal and other expenses (including, without limitation, the cost of any investigation and preparation) incurred in connection therewith, up to a maximum of $50,000, provided that (i) the Indemnified Person has submitted defense of the claim to the Company and has not retained separate counsel absent a refusal by the Company to accept such defense; (ii) such periodic reimbursement of legal fees and expenses shall not be available for any suit or claim against such Indemnified Person which involves the breach of a fiduciary duty to the Company; (iii) such Indemnified Person will promptly repay to the Company the amount of any such reimbursed expenses paid to it if it will ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the second succeeding sentence; and (iv) an Indemnified Person shall not be reimbursed for multiple proceedings involving the same claim.  If it is ultimately determined that the Indemnified Person is entitled to be indemnified by the Company in connection with such action, proceeding or investigation, the Company will reimburse the Indemnified Person for the remainder of its legal and other expenses reasonably incurred in connection therewith.  If for any reason other than the gross negligence, fraud, or willful misconduct of such Indemnified Person, the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this Section 4.3 will be in addition to any liability which the Company may otherwise have to any Indemnified Person and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.  The reimbursement, indemnity and contribution obligations of the Company under this Section 4.3 will be limited to the Company Assets, and no Member or Manager has any personal liability on account thereof.  The foregoing provisions will survive any termination of this Agreement.

(b)          To the fullest extent permitted by law, each Member or Manager will defend and indemnify the Company and the other Members against, and will hold it and them harmless from, any Costs as and when incurred by the Company or the other Members or Manager in connection with or resulting from such indemnifying Member’s or Manager’s gross negligence, fraud, or willful misconduct.

(c)          In addition to and not in limitation of any other indemnification obligations set forth in this Agreement, each Member will indemnify the other Member with respect to any Costs incurred by a Member arising from any representations and warranties made in this Agreement by the indemnifying Member.

4.4          Dealing with Members.  Subject to compliance with Section 3.6, the fact that a Member, an Affiliate of a Member, or any officer, director, employee, member, partner, consultant or agent of a Member or an Affiliate, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, will not prohibit a Member from employing such Person or from dealing with him or it on customary terms and at competitive rates of compensation, and neither the Company, nor any of the other Members has any right in or to any income or profits derived therefrom by reason of this Agreement.

4.5          Use of Company Assets.  No Member will make use of the Company Assets or any other funds or property of the Company, or assign its rights to specific Company property, other than for the business or benefit of the Company.

4.6          Designation of Tax Matters Member.  The Tax Matters Member will act as the “tax matters member” of the Company as provided in the regulations pursuant to Section 6231 of the Code. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval. To the extent and in the manner provided by applicable Code sections and regulations thereunder, the Tax Matters Member (a) will furnish the name, address, profits interest and taxpayer identification number of each Member to the IRS and each Member will provide such information to the Tax Matters Member upon request and (b) will inform each Member of administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes. Each Member hereby reserves all rights under applicable law, including, without limitation, the right to retain independent counsel of its choice at its expense (which counsel will receive the full cooperation of the Tax Matters Member).

4.7           OFAC; Not Foreign Person; Not Prohibited Person.  No Member is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. Each Member represents and warrants that it is not or will not be an entity or person (a) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”), (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, without limitation, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), (c) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224, or (d) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses [a] – [c] above are referred to as a “Prohibited Person”). Each Member represents, warrants and covenants that it will not (e) knowingly conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, without limitation, knowingly making or receiving any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person in violation of applicable laws, or knowingly selling or otherwise Transferring an interest in itself to any Prohibited Person or (f) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Members agree to deliver (from time to time) to the Manager any such certification or other evidence as may be reasonably requested by the Manager, confirming that (g) no Member is a Prohibited Person and (h) no Member has knowingly engaged in any business, transaction or dealings with a Prohibited Person, including, without limitation, knowingly making or receiving any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person in violation of applicable laws.

ARTICLE V.
BOOKS AND RECORDS; REPORTS

5.1           Books and Records.  At all times during the continuance of the Company, the Manager, or such other Person as the Manager designates in accordance with the last sentence of Section 3.2, will (a) keep or cause to be kept true and complete books and records, including corporate and governance documents, of the Company and its subsidiaries in which will be entered each transaction of the Company and its subsidiaries and (b) maintain and keep in good order the Organizational Documents of the Company and its subsidiaries and monitor corporate housekeeping issues relating to the Company and its subsidiaries. Such books and records will be kept on the basis of the Fiscal Year in accordance with the accrual method of accounting, and will reflect all transactions of the Company in accordance with GAAP.

5.2           Availability of Books and Records; Return of Books and Records.  All of the books and records referred to in Section 5.1 (which will include an executed copy of this Agreement, the Certificate of Formation, and any amendments thereto) will at all times be maintained at the principal office of the Company or such other location as the Manager will reasonably approve (which other location, upon such approval, will be communicated to all of the Members), and will be open to the inspection and examination of the Members or their representatives during reasonable business hours upon reasonable prior notice to the Manager. Each Member shall have the right to request an audit of the books and records of the Company and its Subsidiaries by an independent nationally recognized accounting firm that is not being employed, in whole or in part, on a contingency basis. All costs of such audit shall be borne by the requesting Member unless the audit determines that the expenses of the Company have been overstated or the income of the Company understated, in each case inclusive of the income and expenses of the Subsidiaries, by more than five percent (5%), in which case the cost of the audit shall be borne by the Company or, if attributable to the fraud, gross negligence or willful misconduct of the Manager, by the Manager. Any dispute between the Members or Manager with regard to the audit findings shall be resolved in accordance with the provisions of Section 14.6 hereof.

5.3           Reports and Statements.  Subject to the terms of Section 3.6, the Manager will be responsible for determining the need for independent accountants, selecting the Company’s independent accountants, if any, and for preparing or overseeing the Company’s independent accountants in the preparation of all federal, state and local tax returns required to be filed. The Manager will cause the accountants to deliver to the Members completed IRS Schedules K-1 promptly upon receipt from the independent accountants. Each Member will notify the other Members upon receipt of any notice of tax examination of the Company by federal, state or local authorities. The Manager will deliver to each Member: (a) not later than the thirtieth (30th) day of each month a copy of the preceding month’s monthly consolidated balance sheets and income statements for the Company prepared in accordance with GAAP; (b) not later than the thirtieth (30th) day of each month, consolidated balance and income statement for the preceding month and year-to-date for: (i) the Company; and (ii) each Subsidiary owned by the Company; (c) not later than forty-five (45) days after the end of each quarter, information (including detailed depreciation and basis information) in a format reasonably requested by Summit to be used by Summit, or a consultant engaged by Summit, to compute the earnings and profits of the Company; (d) not later than ninety (90) days after the end of each Fiscal Year, annual consolidated balance sheets and income statements for the Company prepared in accordance with GAAP; and (e) all documentation and calculations necessary for the Company’s independent accountants to prepare the Company’s federal tax return and K-1’s on or before June 30th of each year. In addition to, and not in limitation of the foregoing, the Manager will monitor and manage the Company’s debt compliance and cash management functions. In addition, the Manager will deliver to each Member promptly upon receipt copies of all financial statements and operating and capital expenditure budgets provided to each Subsidiary by the tenant/operator of its respective Facility and such other information with respect to the operations of any Facility as such Member may reasonably request from time to time.

5.4           Accounting Expenses.  All out-of-pocket expenses payable to Persons that are retained in accordance with the terms of this Agreement in connection with the keeping of the books and records of the Company and the preparation of financial statements and federal, state and local tax and information returns required to implement the provisions of this Agreement or required by any governmental authority with jurisdiction over the Company will be borne by the Company as an ordinary expense of its business; provided, however, that any financial or other reporting or responsibility required of the Company because a Member is an Affiliate of a public company will be borne by such Member.

ARTICLE VI.
CAPITAL CONTRIBUTIONS, LOANS
AND LIABILITIES

6.1           Initial Capital Contributions of the Members.  The initial Capital Contributions of the Members to the Company, and their respective Percentage Interests are as set forth on Schedule 6.1 attached to this Agreement. In addition, concurrently with the full execution of this Agreement, Summit shall assign to the Company all of its right, title and interest in and to each of the Subsidiaries owning the Facilities listed on Schedule 1.1.

6.2           Mandatory Additional Capital Contributions.

(a)          In the event the Manager, in its reasonable discretion and subject to the approval requirements set forth in Section 3.6(b)(iii), determines that the Company needs additional capital, the Manager may call for additional capital contributions from the Members (each, a “Capital Call”). Each Capital Call shall be made by sending a notice (each a “Contribution Notice”) to the Members, which notice shall set forth the amount of total capital being called by such notice and specify a date (“Capital Call Due Date”) for contribution of such funds. Each Capital Call Due Date shall follow the date of delivery of the Capital Call Notice by no less than forty-five (45) business days. Upon receipt of a Capital Call Notice, each Member shall be required to fund its pro rata share (based on its respective Percentage Interest) of the total funds specified in the Capital Call Notice by wire transfer of immediately available funds to an account of the Company on or prior to the Capital Call Due Date. Upon the making of any additional Capital Contributions pursuant to this Section 6.2(a), each Member’s Percentage Interest shall thereafter be the ratio, expressed as a percentage, equal to such Member’s total Capital Contributions over the aggregate Capital Contributions made by all Members to the Company.

(b)          If any Member (a “Non-Contributing Member”) fails to make all or any part of a called capital contribution by the Capital Call Due Date therefor (such unfunded amount, a “Cash Deficiency”), the remaining Member (the “Contributing Member”) shall be entitled (but not required) to fund the Non-Contributing Member’s share, at the election of the Contributing Member, as a priority loan to the Non-Contributing Member (a “Priority Loan”), on the terms and conditions set forth in Section 6.2(c) in an amount up to the amount of such Cash Deficiency.

(c)          Each Priority Loan shall bear interest, compounded annually, at 10% per annum (or the maximum rate permitted by law, whichever is lower). If not otherwise satisfied, Priority Loans shall be repaid out of amounts that would be distributable to the Members under Article VIII (whether or not demand has been made), which amounts shall be applied first to the payment of interest (or a pro rata portion thereof) on each such Priority Loan then outstanding, and then to the payment of principal, beginning with principal owed on the oldest Priority Loan then outstanding until all Priority Loans have been repaid in full. All Priority Loans must be repaid in full before any distributions are made to the Members pursuant to Sections 8.1 and 8.2 below

6.3           Additional Memberships.  In the event a Capital Call is not fully subscribed within the time frame provided for in Section 6.2 above, the Manager may upon an affirmative Majority Vote of the Members, elect to sell membership interests in the Company to third parties in an amount up to one hundred and fifty percent (150%) of the shortfall on such terms as are approved by a Majority Vote.

6.4           Loans.  The Manager may, in its reasonable discretion with respect to funding of Non-Discretionary Items or otherwise upon an affirmative Majority Vote of the Members, elect to make loans to the Company from time to time when necessary or appropriate for conduct of the Company's business, in amounts not to exceed $50,000 outstanding at any one time, at a non-compounded interest rate of 6% per annum and otherwise on commercially reasonable terms. In addition, in the event one or both parties do not fund a voluntary call provided for in Section 6.2, the Manager may elect to arrange for short term bridge financing with third party lenders as necessary to fund Non-Discretionary Items.

6.5           Reimbursements.

(a)          Except as provided in Section 6.5(b) below, the Company will reimburse each Summit Guarantor for (i) all amounts paid by a Summit Guarantor in respect of a Claim made by a Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a Summit Guarantor in respect of the Claim. The Company will make such reimbursement from time to time, within fifteen (15) days after receipt of a demand from a Summit Guarantor, together with reasonable documentation substantiating the amount of the request. If the Company has insufficient funds to make any reimbursement required under this Section 6.5(a), the Manager will notify the Members of the amount of funds required to pay the demand from the Summit Guarantor, and will provide the Members with reasonable documentation substantiating the amount of the request, and each Member’s required contribution amount. The Members will fund the amount called for within thirty (30) Business Days after notice is given. Nothing in this Subsection (a) shall be deemed to modify the limitation of liability of a Summit Guarantor under any Affiliate Guaranty.

(b)          The Company has no reimbursement obligation with respect to a Union Life Recourse Claim or Summit Recourse Claim.

(c)          Notwithstanding the foregoing, Union Life will reimburse each Summit Guarantor for one hundred percent (100%) of (i) all amounts paid by a Summit Guarantor in respect of a Union Life Recourse Claim made by a Lender under an Affiliate Guaranty and (ii) Third Party Costs and Expenses incurred by a Summit Guarantor in respect of a Union Life Recourse Claim. Union Life will make such reimbursement from time to time, within thirty (30) Business Days after demand from the Summit Guarantor, together with reasonable documentation substantiating the amount of the request.

6.6           Capital of the Company.  The capital of the Company will be the sum of the Members’ Capital Contributions. Except as otherwise provided in this Agreement, no Member will be entitled to withdraw or receive any interest on, or return of, all or any part of its Capital Contribution or to receive Company Assets in return for its Capital Contribution.

6.7           Limited Liability of Members.  No Member will be bound by, or be personally liable for, the expenses, liabilities, indebtedness or obligations of the Company. The liability of each Member will be limited solely to the amount of its Capital Contribution; provided, however, after a Member has received a distribution from the Company, such Member may be liable to the Company for the amount of the distribution but only to the extent required by this Agreement or by the Act. Nothing in this Agreement will be construed to create liability of any Member in excess of the amount of its Capital Contribution except for gross negligence, fraud, or willful misconduct by the Manager in its capacity as the Manager.

ARTICLE VII.
CAPITAL ACCOUNTS, PROFITS
AND LOSSES AND ALLOCATIONS

7.1           Capital Accounts.

(a)          The Capital Accounts of Union Life and Summit established hereunder will initially be set forth on Schedule 6.1.

(b)          A separate Capital Account will be maintained for each Member in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 7.1 will be interpreted and applied in a manner consistent therewith. Whenever the Company would be permitted to adjust the Capital Accounts of the Members pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect revaluations of the Company, the Company may so adjust the Capital Accounts of the Members. In the event that the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) to reflect revaluations of any of the Company’s assets or property, (i) the Capital Accounts of the Members will be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such assets or property, (ii) the Member’s distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such assets or property will be determined so as to take account of the variation between the adjusted tax basis and the book value of such assets or property in the same manner as under IRC Section 704(c), and (iii) the amount of upward and/or downward adjustments to the book value of the Company property will be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of this Section. In the event that Code Section 704(c) applies to any Company property, the Capital Accounts of the Members will be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes with respect to such Company property.

(c)          Each Member’s Capital Account will be maintained in accordance with the following provisions:

(i)          Each Member’s Capital Account will be credited with the amounts of such Member’s Capital Contributions, such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated to the Member pursuant to this Article VII, and the amount of any liabilities of the Company assumed by such Member or which are secured by any property distributed by the Company to such Member;

(ii)         Each Member’s Capital Account will be charged with the amounts of cash and the Carrying Value of any property distributed by the Company to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to the Member pursuant to this Article VII, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(iii)        If all or a portion of a Member’s Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest; and

(iv)        In determining the amount of any liability for purposes of this Section 7.1(c), Section 752(c) of the Code and any other applicable provisions of the Code and Regulations will be taken into account.

This Section 7.1(c) and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with such Regulations. If the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any charges or credits thereto (including charges or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company or by Members), are computed in order to comply with such Regulations, the Manager may make such modification, but only if it is not likely to have a material effect on the amounts to be distributed to any Member pursuant to Section 8.1, Section 8.2 or Section 10.3 upon the dissolution of the Company. The Manager also will (c) make any adjustments that may be necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (d) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

7.2           General Allocation Rules.  Subject to the provisions of Article VII, after giving effect to the special allocations set forth in Section 7.3, all Profits and Losses (and to the extent necessary, as set forth in clauses (a), (b) and (c) of this Section 7.2, items of gross income, gain, expense and loss) of the Company will be allocated to the Members as follows:

(a)          If the Company has Profits for any Fiscal Year (determined prior to giving effect to this clause (a)), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account will be allocated, proportionately, items of Company expense or loss for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of expense or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of expense or loss will be allocated among such Members in proportion to such differences.

(b)          If the Company has Losses for any Fiscal Year (determined prior to giving effect to this clause (b)), each Member whose Partially Adjusted Capital Account is less than its Target Capital Account will be allocated, proportionately, items of Company gain or income for such Fiscal Year equal to the difference between its Partially Adjusted Capital Account and Target Capital Account. If the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain will be allocated among such Members in proportion to such differences.

(c)          Any remaining Profits or Losses (as computed after giving effect to clauses (a) and (b) of this Section 7.2) will be allocated among the Members so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for the period under consideration. To the extent possible, each Member will be allocated a pro rata share of all Company items allocated pursuant to this clause (c). No portion of such Profits, if any, will be allocated to a Member whose Partially Adjusted Capital Account for the period under consideration is greater than its Target Capital Account for such period; and no portion of such Losses, if any, will be allocated to a Member whose Target Capital Account for the period under consideration is greater than its Partially Adjusted Capital Account for such period.

7.3           Special Allocations.  The following special allocations will be made in the following order and priority:

(a)          Company Minimum Gain Charge-back. Notwithstanding any other provision of this Article VII, if there is a net decrease in Company Minimum Gain during any Company Fiscal Year, each Member will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 7.3(a) is intended to comply with the minimum gain charge-back requirement in Section 1.704-2(f) of the Regulations and will be interpreted consistently therewith.

(b)          Member Minimum Gain Charge-Back. Notwithstanding any other provision of this Article VII except Section 7.3(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence will be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated will be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 7.3(b) is intended to comply with the minimum gain charge-back requirement in Section 1.705-2(i)(4) of the Regulations and will be interpreted consistently therewith.

(c)          Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in the Regulations Section 1.704-1(b)(2)(ii)(d)(4) (adjustments for depletion), 1.704-1(b)(2)(ii)(d)(5) (other loss or deduction), or 1.704-1(b)(2)(ii)(d)(6) (reasonably expected distributions), items of Company income and gain will be specially allocated to each such Member in any amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 7.3(c) will be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.3(c) were not in the Agreement.

(d)          Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member will be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.3(d) will be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article VII have been tentatively made as if this Section 7.3(d) and Section 7.3(c) were not in the Agreement.

(e)          Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be allocated between the Members in proportion to their respective Percentage Interests.

(f)          Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)          Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h)          Reversal of Regulatory Allocations.

(i)          The “Regulatory Allocations” consist of the “Basic Regulatory Allocations,” as defined in Section 7.3(h)(ii), the “Nonrecourse Regulatory Allocations,” as defined in Section 7.3(h)(iii), and the “Member Nonrecourse Regulatory Allocations,” as defined in Section 7.3(h)(iv).

(ii)         The “Basic Regulatory Allocations” consist of allocations pursuant to Section 7.3(c), 7.3(d) and 7.3(g). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Basic Regulatory Allocations will be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Basic Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Basic Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, allocations pursuant to this Section 7.3(h)(ii) will only be made with respect to allocations pursuant to Section 7.3(g) to the extent the Manager reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the parties to this Agreement.

(iii)        The “Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Sections 7.3(a) and 7.3(e). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Nonrecourse Regulatory Allocations will be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Nonrecourse Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (A) no allocations pursuant to this Section 7.3(h)(iii) will be made prior to the Company Fiscal Year during which there is a net decrease in Company Minimum Gain, and (B) allocations pursuant to this Section 7.3(h)(iii) will be deferred with respect to allocations pursuant to Section 7.3(e) to the extent the Manager reasonably determines that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.3(a).

(iv)        The “Member Nonrecourse Regulatory Allocations” consist of all allocations pursuant to Section 7.3(b) and 7.3(f). Notwithstanding any other provision of this Agreement, other than the Regulatory Allocations, the Member Nonrecourse Regulatory Allocations will be taken into account in allocating items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Member Nonrecourse Regulatory Allocations to each Member will be equal to the net amount that would have been allocated to each such Member if the Member Nonrecourse Regulatory Allocations had not occurred. For purposes of applying the foregoing sentence, (A) no allocations pursuant to this Section 7.3(h)(iv) will be made with respect to allocations pursuant to Section 7.3(f) relating to a particular Member Nonrecourse Debt prior to the Company Fiscal Year during which there is a net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, and then only to the extent necessary to avoid any potential economic distortions caused by such net decrease in Member Minimum Gain, and (B) allocations pursuant to this Section 7.3(h)(iv) will be deferred with respect to allocations pursuant to Section 7.3(f) relating to a particular Member Nonrecourse Debt to the extent the Manager reasonably determined that such allocations are likely to be offset by subsequent allocations pursuant to Section 7.3(b).

(v)         The Manager has reasonable discretion, with respect to each Company Fiscal Year, to (A) apply the provisions of Sections 7.3(h)(ii), 7.3(h)(iii) and 7.3(h)(iv) in whatever order is likely to minimize the economic distortions that might otherwise result from the Regulatory Allocations, and (B) divide all allocations pursuant to Sections 7.3(h)(ii), 7.3(h)(iii) and 7.3(h)(iv) among the Members in a manner that is likely to minimize such economic distortions.

7.4           Income Tax Elections.  In the event of a Transfer of all or part of a Member’s Interest (or of the interest of a partner in a partnership which is a Member) because of death or sale, the Company will, if requested by the transferee, make the election described in Section 754 of the Code.

7.5           Income Tax Allocations.

(a)          Except as otherwise provided in Section 7.5(c), for purposes of Sections 702 and 704 of the Code, or the corresponding sections of any future Federal internal revenue law, or any similar tax law of any state or other jurisdiction, the Company’s profits, gains and losses for Federal income tax purposes, and each item of income, gain, loss or deduction entering into the computation thereof, will be allocated among the Members in the same proportions as the corresponding “book” items are allocated pursuant to this Section.

(b)          If any portion of the Profit from a Capital Transaction allocated among the Members pursuant to Section 7.5(a) is characterized as ordinary income under the recapture provisions of the Code or is subject to a different rate of tax under the Code, each Member’s distributive share of taxable gain from the sale of the property that gave rise to such Profit (to the extent possible) will include a proportionate share of the recapture income or income that is subject to a different rate of tax equal to that Member’s share of prior cumulative depreciation deductions with respect to the property that give rise to the recapture income or the income that is subject to a different rate of tax except to the extent otherwise required by Regulations Sections 1.1245-1(e) and 1.1250-1(f).

(c)          Each item of taxable income, gain, loss or deduction attributable to (i) any property (other than cash) contributed by a Member to the Company, and (ii) any other property of the Company the Carrying Value of which has been adjusted pursuant to clause (iii) of the definition of Carrying Value, will be allocated among the Members in accordance with Section 704(c) of the Code, using such method permitted by Section 704(c) of the Code and the Regulations thereunder as may be selected by the Manager so as to take into account the variation, at the time of contribution or adjustment to Carrying Value, between the Adjusted Basis and the Carrying Value of such property, as required by Regulations Section 1.704-1(b)(4)(i) and Section 1.704-3.

(d)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits will be in proportion to their respective Percentage Interests.

(e)          To the extent permitted by Sections 1.704-2(h)(3) and 1.704-2(i)(6) of the Regulations, the Members will endeavor to treat distributions of Net Operating Cash Flow or Capital Proceeds as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

7.6           Transfers During Fiscal Year.  In the event of the Transfer of all or any part of a Member’s Interest (in accordance with the provisions of this Agreement) at any time other than the end of a Fiscal Year, the share of Profit or Loss (in respect of the Interest so Transferred) will be allocated between the transferor and the transferee in the same ratio as the number of days in the Fiscal Year before and after such Transfer. The prior sentence will not apply to Profit or Loss from Capital Transactions or to other extraordinary nonrecurring items. Such amounts will be allocated between the transferor and transferee based on the date of closing of the sale or on the date the gain is realized or the loss incurred, as the case may be.

7.7           Election to be Taxed as Association.  The Company will be treated as a partnership for federal income tax purposes. No Member or Manager will cause the Company to elect to be treated other than as a partnership for federal income tax purposes in accordance with Regulations Section 301.7701-3(c), unless such election is approved in writing by all Members. If at any time the Company has just one Member, it will be disregarded as a separate entity for federal, state and local tax purposes.

7.8           Assignees Treated as Members.  For all purposes of this Article VII, but for no other purpose, an Assignee will be treated as a Member and each reference in this Article VII to the Members will be deemed to include Assignees.

ARTICLE VIII.
DISTRIBUTIONS OF NET OPERATING CASH FLOW
AND CAPITAL PROCEEDS

8.1           Distributions of Net Operating Cash Flow.  Distributions of Net Operating Cash Flow will be made to the Members within thirty (30) days after the close of each calendar quarter (unless (x) such distribution is not in compliance with law or (y) such distribution would result in a breach of any covenants or undertakings provided by the Company (including covenants or undertakings provided for third party financing) or would, in the opinion of the Manager, acting reasonably, be likely to do so during the following twelve (12) months) to each Member, in accordance with the following priorities:

(a)          First, to the Members pari passu until each Member has received a ten percent (10%) annual non-compounding return on its Total Capital Contribution as of the date of distribution (the “Return”). Any portion of the annual Return not paid when due shall accrue and shall be payable pursuant to Section 8.2(a) below.

(b)          Thereafter, to Union seventy five percent (75%) and Summit twenty five percent (25%).

8.2           Distribution of Capital Proceeds.  Capital Proceeds will be distributed after a Capital Transaction (unless (x) such distribution is not in compliance with law or (y) such distribution would result in a breach of any covenants or undertakings provided by the Company (including covenants or undertakings provided for third party financing) or would, in the opinion of the Manager, acting reasonably, be likely to do so during the following twelve (12) months) to each Member in accordance with the following priorities:

(a)          First, to the Members pari passu until each Member has received an amount equal to its accrued, but unpaid Return;

(b)          Second, to the Members pair passu until each Member has received an amount equal to such Member’s Total Capital Contribution; and

(c)          Thereafter, to Union Life seventy five percent (75%) and Summit twenty five percent (25%).

ARTICLE IX.
DISPOSITION OF INTERESTS

9.1           Permitted Transfers.  A Member may, without any consent of the Manager or the other Members, Transfer all or any part of its interest in the Company (each a “Permitted Transfer”) (i) to another Member, (ii) to any Affiliate, (iii) in connection with a pledge of, or security or similar interest in the Interests, as may be required by the Lenders to the Company, or (iv) to an unrelated third party, provided that the then existing Total Capital Contribution attributable to the transferred interest shall not be adjusted to reflect the purchase price paid by the transferee. In each such case of permitted Transfer is subject to approval, as applicable, of the Lenders, the terms and conditions of the applicable Financing and assumption of any Affiliate Guaranty by such transferee. Notwithstanding the foregoing: (A) any transfer of an interest in violation of any provision of this Article 9 will result in the transferee receiving only an economic interest, without any voting or management rights whatsoever; and (B) the transferring Member will forfeit its voting interest, and such forfeited voting interest shall be allocated to the other Member.

9.2           Limitation on Assignments of Interests by Members.  Except for Permitted Transfers described in Section 9.1 above and any Transfer described in Section 9.4, no Member has the right to Transfer all or any portion of its Interest without the consent of the other Members in their sole discretion and the consent of Lenders and assumption of any Affiliate Guaranty by such transferee. Notwithstanding anything to the contrary herein, in no event may a Member Transfer all or any portion of its Interest unless all necessary consents and approvals are received from the applicable governmental authority with respect to the licensure of the Facility. Any transfer tax or similar tax imposed on Union Life or Summit relating to a transaction pursuant to Article IX will be paid or caused to be paid by that Member (and the Member will indemnify the Company for any such transfer tax or similar tax).

9.3           Drag Along Rights.

(a)          At any time during the term of this of this Agreement, if any Member (the "Selling Member") proposes a Transfer to any Person in a bona fide arm's-length transaction or series of transactions of a Majority Interest which will produce an internal rate of return for each Member of twenty six percent (26%) or greater (an "Exit Sale") then the Selling Member may elect to require the other Member ("Drag Along Member") to Transfer its Membership Interests as a part of the Exit Sale at the purchase price and upon the other terms and subject to the conditions of the Exit Sale. If the Selling Member elects to sell less than all of their outstanding Membership Interests, they may elect to require the Drag Along Member to participate in the percentage of membership interests being sold pro rata basis based on ownership of all Members.

(b)          The rights set forth in Section 9.5(a) will be exercised by giving written notice (the "Drag Along Notice") to the Drag Along Member, within ten (10) days of a signed proposal between the Selling Member and the bona fide purchaser setting forth in reasonable detail the terms and conditions of such proposed Transfer. In the event that the terms and/or conditions set forth in the Drag-Along Notice are thereafter amended in any material respect, the Selling Member will give written notice (an "Amended Drag-Along Notice") of the amended terms and conditions of the proposed Transfer to the Drag Along Member. The Drag Along Member will take all actions needed to effect their participation in the proposed Transfer at the direction of the Manager promptly upon request. Additionally, the Drag Along Member will comply with any other reasonable conditions to closing generally applicable to such minority Member. The Drag Along member will receive the same amount and form of consideration received by the Selling Member per each Interest.

(c)          Notwithstanding the foregoing, no Drag-Along Rights under this Section 9.5 will apply with respect to any Permitted Transfer.

9.4           Assignment Binding on Company.  No Transfer of all or any part of the Interest of a Member permitted to be made under this Agreement will be binding upon the Company unless and until a duplicate original of such assignment or instrument of transfer, duly executed and acknowledged by the assignor or transferor, has been delivered to the Company, and such instrument evidences (i) the written acceptance by the assignee of all of the terms and provisions of this Agreement and (ii) the assignee’s representation that such assignment was made in accordance with all applicable laws and regulations. In addition, a Person to whom a Transfer may be made pursuant to this Article IX, may also be required, in the discretion of the Manager, and as a condition precedent to its becoming a transferee, to make certain representations, warranties and covenants including, without limitation, representations as to its net worth, sophistication and investment intent.

9.5           Substituted Members.

(a)          Members who assign all their Interests pursuant to an assignment or assignments permitted under this Agreement will cease to be Members of the Company except that unless and until a Substituted Member is admitted in its stead, the assigning Member will not cease to be a Member of the Company under the Act and will retain the rights and powers of a Member under the Act and pursuant to this Agreement, provided that such assigning Member may, prior to the admission of a Substituted Member, assign its economic interest in its Interest, to the extent otherwise permitted under this Article IX. Any Person who is an assignee of any portion of the Interest of a Member and who has satisfied the requirements of Section 9.1 and Section 9.2 will become a Substituted Member only when (i) the Manager has entered such assignee as a Member on the books and records of the Company, which the Manager is hereby directed to do upon satisfaction of such requirements, and (ii) such assignee has paid all reasonable legal fees and filing costs in connection with the substitution as a Member.

(b)          Any Person who is an assignee of any of the Interest of a Member but who does not become a Substituted Member and desires to make a further assignment of any such Interest, will be subject to all the provisions of this Article IX to the same extent and in the same manner as any Member desiring to make an assignment of its Interest.

9.6           Acceptance of Prior Acts.  Any Person who becomes a Member, by becoming a Member, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to said date and which are in force and effect on said date.

ARTICLE X.
DISSOLUTION OF THE COMPANY;
WINDING UP AND DISTRIBUTION OF ASSETS

10.1         Dissolution.

(a)          The Company will be dissolved and its affairs will be wound up only upon the first to occur of the following:

(i)          the entry of a decree of judicial dissolution under Section 18-802 of the Act;

(ii)         the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company, to the fullest extent permitted by law, the personal representative of such Member is hereby authorized and directed to, and will, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (A) to continue the Company and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a Substituted Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company in the Company;

(iii)        a Capital Transaction effecting the sale, exchange, transfer, assignment or other disposition, directly or indirectly, of all the Facilities and receipt of the final payment of any installment obligation received as a result of any such Capital Transaction;

(iv)        the unanimous written direction of the Members; or

(v)         the fiftieth (50th) anniversary of the Effective Date.

(b)          No Member has the right to (i) withdraw or resign as a Member of the Company, (ii) redeem, or otherwise require redemption of, its Interest or any part thereof or (iii) to the fullest extent permitted by law, dissolve itself voluntarily.

(c)          Notwithstanding any other provision of this Agreement, the Bankruptcy of any of the Members will not cause said Member to cease to be a Member of the Company and upon the occurrence of such an event, the business of the Company will continue without dissolution. To the fullest extent permitted by law, the Company will not be dissolved or terminated solely by reason of the Bankruptcy, removal, withdrawal, dissolution or admission of any Member.

10.2         Winding Up.

(a)          In the event of the dissolution of the Company pursuant to Section 10.1(a), the Manager may wind up the Company’s affairs.

(b)          Upon dissolution of the Company and until the filing of a certificate of cancellation of the Certificate of Formation as provided in the Act, the Manager or a liquidating trustee, as the case may be, may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the Company’s business, dispose of and convey the Company’s Asset’s and property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 10.3 any remaining assets of the Company, all without affecting the liability of Members and without imposing liability on any liquidating trustee.

(c)          Upon the completion of winding up of the Company, the Manager or liquidating trustee, as the case may be, will file a certificate of cancellation of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware as provided in the Act. The existence of the Company as a separate legal entity will continue until cancellation of the Certificate as provided in the Act.

10.3         Distribution of Assets.  Upon the winding up of the Company, the Company Assets will be distributed in the following priority:

(a)          to the satisfaction of debts and liabilities of the Company owed to creditors (whether by payment or the making of reasonable provision for payment thereof), in order of priority as provided by law, other than debts and liabilities owed to Members, including, without limitation, Member Loans, including to the payment of expenses of the liquidation and to the setting up of any reserves that the Manager or the liquidating trustee, as the case may be, will determine are reasonably necessary for any contingent, conditional or non-matured liabilities or obligations of the Company or the Members;

(b)          to the satisfaction of debts and liabilities of the Company owed to Members, if any; and

(c)          to the satisfaction of any Management Fee then due and payable to Manager;

(d)          to the Members in accordance with provisions of Section 8.2 as if such distribution was a distribution of Capital Proceeds.

ARTICLE XI.
AMENDMENTS

11.1         Amendments.  This Agreement may only be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by all of the Members, provided, however, that amendments may be made to this Agreement and the Articles, from time to time, by the Manager without the consent of any of the Members, (i) to correct any clerical mistake or to correct or supplement any immaterial provision herein or in the Articles, and (ii) to make any amendments as may be required by a Lender or the HUD in connection with a Financing. Notwithstanding the foregoing, no amendment shall become effective without the written consent of each Member who is adversely affected by such amendment, if such amendment would (i) increase or extend the liabilities or obligations of such Member, (ii) amend or modify (other than clerical modifications as described above) those provisions relating to Member Capital Accounts, any such Member’s interest in income and losses of the Company and allocations and distributions contained in this Agreement, (iii) reduce any of the rights afforded a Member, or (iv) amend this Section 11.11(a). All amendments shall be in writing, dated and signed by the Members approving such amendment. If any conflict arises between the provisions of the amendment, or amendments, and the terms hereof, the most recent provisions of any amendment(s) shall govern and control.

11.2         Additional Members.  Notwithstanding Section 11.1, if this Agreement will be amended as a result of adding or substituting a Member, the amendment to this Agreement will be signed by all of the Members and by the Person to be added or substituted and by the assigning Member, if any.

11.3         Documentation.  In making any amendments, the Manager will prepare and file for recordation such documents and certificates as will be required to be prepared and filed.

ARTICLE XII.
INTENTIONALLY OMITTED

ARTICLE XIII.
MEMBER REPRESENTATIONS AND WARRANTIES

13.1         General. Each Member represents, warrants, covenants and acknowledges that (a) it is a corporation, limited liability company or limited partnership duly organized or formed and is in good standing in the jurisdiction in which it has been organized or formed, (b) it has the power and authority to authorize the execution, delivery and performance of this Agreement, (c) it has been duly authorized and is otherwise duly qualified to purchase and hold its Interest and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Interest, (d) the person or persons executing and delivering this Agreement on behalf of a Member are duly authorized to do so, (e) the consummation of such transactions will not result in a breach or violation of, or a default under, its Organizational Documents, or any existing agreement by which it or any of its assets are bound, and (f) this Agreement is a valid and binding agreement on the part of such Member enforceable in accordance with its terms against such Member, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity.

13.2         Securities Laws Restrictions

(a)          Such Member acknowledges that the Interests have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Delaware or any other jurisdiction. Consequently, the Interests may not be sold, Transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement.

(b)          Such Member is an “accredited investor” (as defined in Rule 501(a) of SEC Regulation D promulgated under the Securities Act).

(c)          Such Member acknowledges that the offer and sale of the Interest in the Company will be deemed to have occurred in the State of California.

13.3         Suitability and Understanding of Risk

(a)          Such Member understands that an investment in the Company is speculative. Such Member can afford to bear the risks of an investment in the Company, including the risk of losing such Member’s entire investment.

(b)          Such Member understands that no U.S. federal or state agency or exchange has reviewed the private placement of the Interests or made any finding or determination as to the fairness of an investment in the Company.

(c)          Such Member has consulted with his, her or its own tax advisors regarding the tax consequences of an investment in the Company.

13.4         Representations Concerning the Subsidiaries and the Facilities

Summit hereby represents and warrants to Union Life that:

(a)          It has not failed to disclose or make available any material information it has obtained pertaining to the Facilities, the Financings, the leases of the Facilities or the transactions contemplated hereby or thereby to Union Life.

(b)          To Summit’s knowledge, it has caused to be delivered to or made available for inspection by Union Life copies of all written information, materials, books, records and reports in Summit’s possession which are material to the Subidiaries’ ownership or the operation of the Facilities.

(c)          To Summit’s knowledge, there is no claim, cause of action or other litigation or any judicial, administrative or investigative proceeding pending against any Subsidiary or any Facility which is not covered by insurance.

(d)          Except for the Financings, no Subsidiary has any material liability, secured or unsecured (whether absolute, accrued, contingent or otherwise and whether due or to become due) of any nature.

13.5         Information. Union Life acknowledges and agrees that it has been furnished any materials relating to the Company and the Facilities that Union Life has requested; that Manager has answered all inquiries that Union Life has put to it relating thereto; and that Union Life has been afforded the opportunity to ask questions and obtain any additional information necessary to evaluate its investment in the Company. Union Life has conducted its own due diligence on the Company, Summit, REIT, and the Facilities, and, except the representations set forth herein or otherwise provided to Union Life in writing, has relied solely on such due diligence in making its decision to invest in the Company and understands the nature and risk of an investment in the Company. Further Union Life disclaims any warranties from Summit or REIT, except those warranties provided to Union Life in writing.

13.6         Reliance. The representations, warranties and agreements of such Member contained herein shall survive the execution hereof and the purchase of an Interest. If there should be any material change in any of the foregoing information, representations or warranties, such Member shall inform the Company and Manager as promptly as reasonably practicable. Such Member acknowledges that the Company and the other Members of the Company will rely on such information, representations and warranties on an ongoing basis.

ARTICLE XIV.
MISCELLANEOUS

14.1         Further Assurances.  Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purpose of this Agreement so long as such acts and things do not increase the obligations or diminish the rights of any of the Members.

14.2         Notices.

(a)          Any and all notices, including any demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement will be deemed adequately given if in writing, addressed to the recipient of the notice at the addresses set forth below (or to such other addresses as the parties may specify by due notice to the others parties) and if delivered either (a) in hand, in which case it will be deemed delivered on the date of delivery or on the date delivery was refused by the addressee, (b) if to be delivered within the United States, by United States mail, postage prepaid, registered or certified, with return receipt requested, in which case it will be deemed delivered on the date of delivery as established by the return receipt (or the date on which the return receipt confirms that acceptance of delivery was refused by the addressee), (c) by Federal Express or similar international expedited commercial carrier, with all freight charges prepaid, in which case it will be deemed delivered on the date of delivery as established by the courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee), or (d) by facsimile transmission with a hard copy to follow by any of the other methods above, in which case it will be deemed delivered on the day and at the time indicated in the sender’s automatic acknowledgment. If a notice is sent to a party, then copies of such notice under this Section will also be sent by the same delivery method to the copy recipients. Whenever under this Agreement a notice is required to be delivered on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of required delivery will automatically be extended to the next Business Day. All such notices will be addressed as follows:

To Summit or the Manager:	c/o Summit Healthcare REIT, Inc. 2 South Pointe Drive, Suite 100 Lake Forest, CA 92630 Attention: Kent Eikanas Telephone: (949) 535-1923 E-Mail: KEikanas@summithealthcarereit.com

With a copy to:	Hanson Bridgett LLP 425 Market Street San Francisco, CA 94105 Attention: David C. Longinotti Telephone: (415) 995-5041 E-Mail: DLonginotti@hansonbridgett.com
To Union Life:	Union Life Insurance Co., Ltd. Union Life Building No. 9 Xingshikou Rd. Haidian, BJ, China Attention: Zhigang (Fred) Tang Telephone: +86 010 5994 9015 E-Mail: tangzg001@ulic.com.cn
With a copy to:	Sheppard Mullin Richter & Hampton LLP 4 Embarcadero Center, 17th Floor San Francisco, California 94111 Attention: Joan Story Telephone: (415) 434-9100 E-Mail: jstory@sheppardmullin.com

(b)          Notices, demands, requests, consents, approvals, offers, elections and other communications given by an attorney named above on behalf of its client and sent to the other party to this Agreement in the manner set forth in this Section has the same effect as if given by a party to this Agreement. Notwithstanding anything to the contrary contained in this Agreement, it is understood that notices to each party’s outside counsel will be given as a courtesy only and failure to provide such notice will not in any way affect or diminish the validity of the notice given to any party under this Agreement. By notice given as provided in this Section, the parties to this Agreement and their respective successors and assigns has the right from time to time and at any time during the Term to change their respective addresses effective five (5) Business Days after the date of receipt by the other parties of such notice and each party has the right to specify as its address any other address within the United States of America.

14.3         Headings and Captions.  All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and will not be deemed a part of this Agreement.

14.4         Variance of Pronouns.  All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or entity may require.

14.5         Counterparts.  This Agreement may be executed in two or more counterparts, each of which will constitute an original and all of which, when taken together, will constitute one Agreement. The submission of a signature page transmitted by facsimile (or similar electronic transmission facility) will be considered as an “original” signature page for purposes of this Agreement so long as the original signature page is thereafter transmitted by mail or by other delivery service and the original signature page is substituted for the facsimile signature page in the original and duplicate originals of this Agreement.

14.6         Governing Law; Dispute Resolution.

(a)          This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to conflict of laws principles.

(b)          Any controversy or dispute arising out of or related to this Agreement (a “Dispute”), shall be subject to private negotiation among the Members during the Cooling Off Period as set forth in Section 3.6(a), and if then not resolved shall be subject to binding arbitration, both as set forth below, before any Member may institute litigation. Each Member agrees that any Dispute, and all matters concerning any Dispute, will be considered confidential and will not be disclosed to any Person outside the Company except (a) disclosures to a Member’s attorneys, accountants and other consultants who assist the Member in the resolution of the Dispute, and (b) as provided below with respect to the mediation or as otherwise required by applicable laws.

(c)          Within thirty (30) days following the commencement of private negotiation in accordance with Section 3.6(a), any Member may initiate binding arbitration (the “Arbitration”) by written notice to the other Member, which shall be conducted by the Hong Kong International Arbitration Center (HKIAC) in accordance with the HKIAC Administered Arbitration Rules in force when the notice of Arbitration is submitted.

(d)          The Members shall bear equally the cost of the arbitrator’s fees and expenses, but each Member shall pay its own attorneys’ and expert witness fees and any other Mediation associated costs.

14.7         Partition.  The Members hereby agree that no Member nor any successor-in-interest to any Member has the right to have any of the Facilities partitioned, or to file a complaint or institute any proceeding at law or in equity to have the any of the Facilities partitioned, and each Member, on behalf of himself, his successors, representatives, heirs and assigns, hereby waives any such right.

14.8         Invalidity.  Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction will not affect the other provisions of this Agreement, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were omitted.

14.9         Successors and Assigns.  This Agreement will be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and will inure to the benefit of the parties hereto and, except as otherwise provided in this Agreement, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

14.10         Entire Agreement.  This Agreement supersedes all prior agreements among the parties with respect to the subject matter of this Agreement and contains the entire Agreement among the parties with respect to such subject matter.

14.11         Waivers.  No waiver of any provision of this Agreement by any party hereto will be deemed a waiver by any other party nor will any such waiver by any party be deemed a continuing waiver of any matter by such party. No amendment, modification, supplement, discharge or waiver of this Agreement will require the consent of any Person not a party to this Agreement.

14.12         No Brokers.  Each of the Members hereto represents and warrants to each other that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on their behalf in connection with entering into this Agreement. Each Member agrees to defend, indemnify and hold harmless each other Member for all costs, damages or other expenses, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any misrepresentation made in this Section 14.12.

14.13         Confidentiality.  Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or business (collectively, “Confidential Information”), provided that such disclosure may be made (a) to any Affiliate or other Person who is a partner, member, officer, director or employee of such Member or Affiliate or counsel to or financial advisors or accountants of such Member solely for their use on behalf of such Member and on a need-to-know basis, provided that such Persons are notified of the Member’s confidentiality obligations pursuant to this Agreement, (b) with the consent of the other Members, (c) if required by governmental law, rule or regulation, in which event the disclosing party will, unless prohibited by law, immediately notify the other of the terms and circumstances of the disclosure, and cooperate with any efforts to prevent or limit disclosure, (d) subject to the next paragraph, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or (e) to any lender providing Financing to the Company.

14.14         No Third Party Beneficiaries.  This Agreement is not intended and will not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement or an Indemnified Person.

14.15         Power of Attorney.  Subject to Section 3.6, each of the undersigned does hereby constitute and appoint Manager as its true and lawful representative and attorney-in-fact, in its name, place, and stead to make, execute, sign, and file any amendment to the Certificate of Formation of the Company required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, and all such other instruments, documents, and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware, or any other state in which the Company will determine to do business, or any political subdivision or agency thereof, to effectuate, implement, and continue the valid and subsisting existence of the Company, or in connection with any state tax filings of the Company. The power of attorney granted hereby is coupled with an interest and will (a) continue in full force and effect notwithstanding the subsequent death, incapacity, dissolution, termination, or Bankruptcy of the Member granting the same or the Transfer of all or any portion of such Member’s Interest, and (b) extend to such Member’s successors, assigns, and legal representatives.

14.16         Invalidity.  The provisions of this Agreement were negotiated in good faith by the parties to this Agreement, and the parties agree that such provisions are reasonable and are not more restrictive than necessary to protect the legitimate interests of the parties hereto. It is the intention of the parties to this Agreement that if any of the restrictions or covenants contained herein is held to be for a length of time that is not permitted by applicable law, or is any way construed to be too broad or to any extent invalid, such provision will not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction will construe and interpret or reform such provision to provide for a restriction or covenant having the maximum time period and other provisions (not greater than those contained herein) as will be valid and enforceable under applicable law.

14.17         Construction of Documents.  The parties acknowledge that they were represented by separate and independent counsel in connection with the review, negotiation and drafting of this Agreement and that this Agreement will not be subject to the principle of construing its meaning against the drafter.

14.18         REIT Limitations.

(a)          Summit is owned by a real estate investment trust ("REIT") that is subject to the provisions of Code Sections 856 through and including Code Section 860. So long as REIT owns, directly or indirectly, any Membership Interest, then notwithstanding any other provision of this Agreement, in no event shall the Manager or the Company take, or be obligated to take, any action in contravention of the following:

(i)          any services that would otherwise cause any rents from a Facility to be excluded from treatment as rents from real property pursuant to Section 856(d)(2)(C) of the Code shall be provided by either (1) an independent contractor (as described in Section 856(d)(3) of the Code) with respect to Summit and from whom the Company does not derive or receive any income or (2) a taxable REIT Subsidiary of Summit or an affiliate of Summit as described in Section 856(c) of the Code;

(ii)         the Company shall not furnish or render services to tenants or other persons, and shall not manage or operate the Facilities, other than through the operator or manager of the Facilities or its successors;

(iii)        except for a taxable REIT Subsidiary of an Affiliate of Summit the Company shall not own, directly or indirectly or by attribution (in accordance with attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate more than 10% of the total value of all classes of stock or more than 10% of the total voting power (or, with respect to any such person which is not a corporation, an interest of 10% or more in the assets or net profits of such person) of a lessee or sublessee of all or any part of the Subsidiaries or of any other assets of the Company except in each case with the specific written approval of Summit;

(iv)        except for securities of a taxable REIT Subsidiary of Summit or its Affiliate, the Company shall not own or acquire, directly or indirectly or by attribution, more than 10% of the total value or the total voting power of the outstanding securities of any issuer or own any other asset (including a security) which would cause Summit to fail the asset test of Section 856(c)(4)(B) of the Code;

(v)         the Company shall not engage in any prohibited transaction within the meaning of Section 857(b)(6) of the Code; and

(vi)        all Facility leases shall provide for rents that qualify as "rents from real property" within the meaning of Section 856(d) of the Code with respect to the REIT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement effective as of the Effective Date.

MEMBERS:

SUMMIT:

Summit Healthcare Operating Partnership,
a Delaware limited partnership

By:	Summit Healthcare REIT, Inc., a Maryland corporation
Its:	General Partner

	By:	/s/ Kent Eikanas
Name: Kent Eikanas
Title: President
Date:	4/7/15

UNION LIFE:

Best Years LLC,
a Delaware limited liability company

By:	Union Life Insurance Co., Ltd,
a Chinese corporation

	By:	/s/ Zheng Wang
	Name:	Zheng Wang
Title:	General Manager of Real Estate Investment
Date:	4/10/15

The undersigned hereby agrees to act as the Manager of the Company and to perform its duties as Manager in accordance with and to be bound by the terms of this Agreement.

Summit Healthcare REIT, Inc., a Maryland corporation

By:	/s/ Kent Eikanas
Name:	Kent Eikanas
Title:	President
Date:	4/7/15

SCHEDULES AND EXHIBITS OMITTED